EXHIBIT 99.1

 Robert Mondavi Corporation Reaffirms Expectations to Realize Between
       $400 Million to $500 Million from Divestiture of Assets

    NAPA, Calif.--(BUSINESS WIRE)--Sept. 30, 2004--The Robert Mondavi Corporation (Nasdaq:MOND) today reaffirmed its expectations that it will realize its previously stated estimates between $400 and $500 million in after-tax proceeds from its planned asset divestitures.
    "Based on our previous due diligence valuation work with advisors and the high level of interest we are receiving from a number of parties, we continue to believe these values are achievable under current market conditions," said Gregory M. Evans, President and CEO of Robert Mondavi Corporation.
    "We have read in certain newspapers and reports skeptical views of these asset valuation assumptions. While we are still early in the process and there are no guarantees of proceeds, the fact remains that the process of arriving at the valuation was diligent and involved the Board of Directors and its advisors. Additionally, when our Board made its decision, there was discussion, but not dispute, over the potential range of value that could be realized from the assets," said Evans.
    "In addition, at no time did the Board consider any tax-free exchange of company stock for these assets, nor did the Board agree to any so-called 'sweetheart' deal for these assets to members of the Mondavi family," said Evans. "To be clear, the Board of Directors is committed to its fiduciary responsibility to evaluate any and all transactions related to the divestiture of our assets in order to realize maximum shareholder value."
    Ted Hall, Chairman of the Board, said, "We are engaged in a deliberate and thoughtful process and are committed to creating present and future value to all of our shareholders while adhering to the best practices of corporate governance. We know what needs to be done, and we are convinced that our course of action will be beneficial to our shareholders, customers and employees."

    Important Information for Investors and Shareholders

    In connection with the proposed recapitalization plan, The Robert Mondavi Corporation will file a combined proxy statement/prospectus and other relevant documents with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION PLAN AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE 707-251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.
    The company and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the company's shareholders in connection with the proposed recapitalization plan is set forth in the company's annual report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 10, 2004 and proxy statement for its 2003 annual meeting of shareholders filed with the SEC on October 28, 2003. Additional information regarding such persons and a description of their direct and indirect interests in the recapitalization plan will be set forth in the proxy statement/prospectus when it is filed with the SEC.

    Cautionary Statement Regarding Forward-Looking Statements

    This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, the announced restructuring and the amount of the related charges, the estimate of proceeds from the sale of assets, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued conflict in the Middle East, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending. The restructuring announced on September 14, 2004 may impair management's ability to focus on other needed areas of business execution. There are also significant risks associated with the restructuring, including the divestiture of the company's luxury wine assets and investments and non-strategic assets announced on September 14, 2004. There is no assurance that the company will successfully complete the divestitures within the company's expected timeframe or at all, or that it will realize the after-tax proceeds it presently estimates for such divestitures. There is no assurance the company will be able to effectively re-deploy any proceeds received from such divestitures. The lay-offs and significant restructuring charges announced in connection with the company's September 14, 2004 restructuring will materially affect future earnings. There is no assurance that the proposed restructuring will enable the company to achieve significant cost savings or asset rationalization, or if any cost savings or assets rationalization is achieved, that it will be sufficient to grow the company's volumes, profit or cash flow, or to enhance the company's competitive position. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.

    CONTACT: The Robert Mondavi Corporation
             Robert Philipps, 707-251-4850
             (VP, Treasury & Investor Relations)
             Hilary Martin, 707-251-4487
             (VP Corporate Communications)